Exhibit 5.1

November 6, 2026

Tactical Resources Corp.

Suite 1500

Royal Centre, 1055 West Georgia Street

Vancouver, British Columbia V6E 4N7

Dear Sirs/Mesdames:

Re:	Tactical Resources Corp. (the “Company”)

Form S-8 Registration Statement

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

The Registration Statement relates to the registration of up to 2,550,496 common shares of the Company (the “Shares”), comprising 2,361,203 Shares reserved for issuance with respect to the exercise of stock options, stock appreciation rights, restricted share units, performance share units, and other share-based compensation (collectively, “Awards”), that have been or will be granted under and in accordance with the Company’s equity incentive plan dated effective August 13, 2026 (the “Plan”) and 189,293 Shares that are reserved for issuance upon the settlement of outstanding restricted share units granted under the Plan, which were assumed by the Company in connection with the Company’s previously completed business combination.

In rendering the opinion set forth below, we have reviewed:

(a)	the Registration Statement and the exhibits thereto;
(b)	the Notice of Articles of the Company and Articles of the Company as in effect on the date hereof;
(c)	certain records of the Company’s corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Plan and the Awards granted to date;
(d)	the Plan;
(e)	an officer’s certificate executed by Man Ching (Jenny) Shen, in her capacity as the Company’s Chief Financial Officer, dated November 6, 2026 (the “Officer’s Certificate”); and
(f)	such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued upon exercise, vesting or settlement of the Awards granted under the Plan, provided that:

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November 6, 2026 Page 2

(a)	such Awards have been granted in accordance with the terms and conditions of the Plan; and
(b)	the holders of the Awards perform their respective obligations to the Company in accordance with the terms and conditions of the Plan and any agreement or commitment evidencing the Awards, including the payment of the required exercise price of such Awards, if applicable.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)	the foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia), as amended;
(b)	we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;
(c)	we have assumed that each agreement or commitment governing an Award has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements or commitments are or will be enforceable against each of the parties thereto in accordance with their respective terms;
(d)	we have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise, vesting or settlement of Awards, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with the British Columbia Registrar of Companies;
(e)	we have assumed the absence of fraud in any transaction pursuant to which Shares may be issued pursuant to any Awards, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance; and
(f)	we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia and the federal laws of Canada applicable therein as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

November 6, 2026 Page 3

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ McMillan LLP
McMillan LLP